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                                                                    EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
CalComp Technology, Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the CalComp Technology, Inc. 1996 Stock Option Plan for Key Employees, of our report, dated June 27, 1995, except as to notes 5 and 9 which are as of September 20, 1995, on the consolidated balance sheet of CalComp Technology, Inc. (formerly Summagraphics Corporation) as of May 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ending May 31, 1995, appearing in the Annual Report on Form 10-K for CalComp Technology, Inc. for the year ended May 31, 1996.



                                    KPMG PEAT MARWICK LLP



Austin, Texas
January 3, 1997